NEWS from Carrington                                            EXHIBIT 99.1

 FOR IMMEDIATE RELEASE                            Contact:  Carlton E. Turner
                                                  Chief Executive Officer
                                                  (972) 518-1300


               CARRINGTON REPORTS RECORD FIRST QUARTER RESULTS
               -----------------------------------------------

  * Record Revenue is 12th Consecutive Quarter of Revenue Growth Over Prior Year Quarter
  * Higher Pro Forma Profit Lessens Net Loss
  * Patient Dosing Completed in Phase I Study Of Nasal Delivery Technology
  * Conference Call Today at 4:30 p.m. Eastern/3:30 p.m. Central


 IRVING, TX -- MAY 12, 2005 -- Carrington Laboratories, Inc., (Nasdaq: CARN) reported record revenue of $8.2 million for the quarter ended March 31, 2005, an increase of 11.5 percent over the year ago period.

 Pro forma profit was $930,000 before accounting for $1.01 million of company funding of DelSite Biotechnologies, Inc., a wholly-owned subsidiary, which brought final net to a loss of ($80,000), or ($0.01) per basic/diluted share.

 In the  year  ago quarter,  the  net loss  was  ($245,000),  or  ($0.02) per
 basic/diluted  share,  after  accounting  for  direct  DelSite  funding   of
 $853,000.

 DelSite is dedicated to developing proprietary drug and vaccine delivery technology. Total funding of DelSite in the quarter, including grants from the US Government, was $1.3 million versus $883,000 a year ago. The 49.5 percent increase was primarily due to the ramping up of grant related activities and the expense of conducting a Phase I safety trial for its nasal delivery technology, which is currently underway.

 The March 31 quarter marks the 12th consecutive quarter in which revenue increased over the same quarter the previous year.

 "We are pleased with the current results and the outlook," said Carlton E. Turner, PhD, Carrington's chief executive officer. "Our core business is keeping pace with the increased funding requirements at DelSite, our cash position has improved, and we are awaiting results of the first human study of DelSite's novel nasal delivery technology."

 Revenue at Carrington's Medical Services Division was $2.7 million in the quarter just ended, compared to $2.9 million a year ago, a decrease of 7.5 percent, mainly due to irregular ordering patterns by the Company's domestic distributor of wound care products.

 The Consumer Services Division recorded revenue of $5.2 million versus $4.4 million in the year-ago period, an increase of 17.6 percent.

 "We have greatly increased our capacity for product design and new business development for specialty manufactured products and we are forecasting gains for this sector during the balance of the year," Dr. Turner stated.

 Commenting on DelSite, Dr. Turner said the company expects to file a Master Drug File (MDF) with the US FDA after successful completion of the Phase I clinical trial. "At that point we expect to begin partnering discussions for the nasal technology," he said.

 The company previously indicated that DelSite's nasal and injectable delivery technologies are being evaluated under confidentiality agreements with more than 25 drug and biopharmaceutical companies.

 The needle-less nasal technology is designed as an alternative to injections for vaccines, with initial potential applications being mass immunizations programs for treating pandemic diseases or biowarfare agents.

 Conference Call Today

 Investors are invited to listen to today's conference call at 4:30 p.m. Eastern, 3:30 p.m. Central by dialing 800-573-4840 in the US or 617-224-4326 internationally. The pass code is 44982658. The call is also being web cast by CCBN and can be accessed at Carrington's web site at www.carringtonlabs.com. Replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the US and 617-801-6888 internationally. The pass code for the replay is 656752733.

 The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).


 About Carrington

 Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring polymeric carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 126 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

 Non-GAAP Financial Information

 This press release contains the non-generally accepted accounting principle financial measure of Pro Forma Profit. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro Forma Profit is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net loss is included in the following tables.

   Certain  statements  in  this  release  concerning   Carrington  may  be
   forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-K filed March 28, 2005.

                         CARRINGTON LABORATORIES, INC.
               Condensed Consolidated Statements of Operations
                                 (unaudited)
                   (in thousands, except per share amounts)

                                                      Three Months Ended
                                                           March 31,
                                                        2005       2004
                                                       ------     ------
 Revenue:
 Medical services                                     $ 2,055    $ 2,273
 Royalty income                                           617        617
                                                       ------     ------
 Medical services, total                                2,672      2,890
 Consumer services                                      5,200      4,420
 Grant income, DelSite                                    310         30
                                                       ------     ------
                                                        8,182      7,340
 Cost and expenses:
 Cost of product sales                                  4,872      4,573
 Selling, general and administrative                    1,841      1,864
 Research and development                                 264        241
 Research and development-DelSite                       1,320        883
 Other (income) expense                                   (80)       (27)
 Interest expense, net                                     43         51
                                                       ------     ------
 Net loss before income taxes                             (78)      (245)
 Provision for income taxes                                 2          -
                                                       ------     ------
 Net loss                                             $   (80)   $  (245)
                                                       ======     ======
 Net loss per common share
    basic and diluted                                 $ (0.01)   $ (0.02)

 Reconciliation of Non-GAAP Financial
    Measures:

 Net loss                                             $   (80)   $  (245)
 DelSite grant income                                     310         30
 DelSite expenses                                       1,320        883
                                                       ------     ------
 Pro forma profit before DelSite                      $   930    $   608
                                                       ======     ======

                         CARRINGTON LABORATORIES, INC
                    Condensed Consolidated Balance Sheets
                                (in thousands)

                                                     March 31, December 31,
                                                        2005       2004
                                                       ------     ------
                                                    (unaudited)
 ASSETS:
 Current Assets:
  Cash and cash equivalents                           $ 2,456    $ 2,430
  Accounts receivable, net                              1,887      3,325
  Inventories, net                                      5,265      4,614
  Prepaid expenses                                        529        197
                                                       ------     ------
 Total current assets                                  10,137     10,566
 Property, plant and equipment, net                    11,752     11,674
 Customer relationships, net                              536        585
 Other assets, net                                        169        192
                                                       ------     ------
 Total assets                                         $22,594    $23,017
                                                       ======     ======

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
  Line of credit                                      $ 1,587    $ 1,887
  Accounts payable                                      1,999      1,674
  Accrued liabilities                                   1,305      1,328
  Current portion of long-term debt
    and capital lease obligations                         818      1,000
  Deferred revenue                                      2,232      2,433
                                                       ------     ------
 Total current liabilities                            $ 7,941    $ 8,322
 Long-term debt and capital lease obligations           1,313      1,324
 Commitments and contingencies                              -          -
 SHAREHOLDERS' EQUITY:
 Common stock                                             107        107
 Capital in excess of par value                        53,762     53,713
 Accumulated deficit                                  (40,526)   (40,446)
 Treasury stock at cost                                    (3)        (3)
                                                       ------     ------
 Total shareholders' equity                            13,340     13,371
                                                       ------     ------
 Total liabilities and shareholders' equity           $22,594    $23,017
                                                       ======     ======

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